ASTRA ENERGY INC. /REGREEN CORP
SALE AND PURCHASE AGREEMENT
FOR COUNTRY of JAMAICA

This SALE AND PURCHASE AGREEMENT FOR THE COUNTRY of JAMAICA ("Agreement") made this 5th day of March, 2021 (the "Effective Date") by and between Regreen Technologies, Inc., a California corporation with an address of 18291 Enterprise Lane, Huntington Beach, CA 92648 ("Regreen", "Company"), and Astra Energy Inc. 9565 Waples Ave San Diego, CA 92121 Suite 200 ("Astra Energy Inc." or "Buyer"). Company and Buyer collectively are the "Parties" and each is a "Party".

The Company at its sole discretion, shall have the right to nullify and void this Agreement in the event the Initial Payment referred to in EXHIBIT B attached hereto is not received. A Performance Bond or other financing instrument will be obtained by the Company for the benefit of the Company, at the sole cost of the Buyer to guarantee funds availability and performance under this agreement.

The Buyer at its sole discretion, shall have the right to withdraw from this agreement at any time prior to the Initial Payment Date referred to in EXHIBIT A attached hereto by giving written notice to the Company.

WHEREAS, The Company is engaged in the design, manufacturing, marketing, and sales of innovative waste conversion Regreen systems, and any other systems that the Company is able to make available from other Company partners or manufacturers. Regreen Systems use the state-of-the-art disruptive and multi-patented technologies and processes that enable Regreen Systems to convert waste (food/green, farm and livestock (manure), and guaranteed **pre-sorted** and **clean** (free from metal, rocks and glass) MSW into fluff, powder or pellets on a continuous basis, with a major impact on shrinking landfills, and eliminating hard to kill bacteria, while using a reduced carbon foot-print process. Thus, both eliminating incoming waste and monetizing it. The output of Regreen Systems can be further monetized by using Regreen Compatible Systems purchased from Regreen and supplied from other partner manufacturing companies converting the pellets, powder or fluff into many valuable end-products that may include electricity, syn gas, liquid syngas, soil amendment, diesel, liquid fuel, and others based on incoming feedstock.

WHEREAS, The Buyer is a corporation that is engaged in the conversion of waste into pellets or further into renewable energy and other end-products; and

WHEREAS, the Buyer desires to purchase Regreen Systems and selective Regreen Compatible Modules along with associated equipment listed in **EXHIBIT A**;

WHEREAS, The Company desires to sell the Regreen System, and provide related technical information, training, warranty, and other documents to the Buyer on the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the mutual agreements, covenants and obligations set forth herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is mutually agreed by and between the Parties to this Agreement, as follows:

1. **Sale/Transfer of Certain Assets.** The Company hereby agrees to sell, convey, transfer and deliver to the Buyer and the Buyer hereby agrees to purchase from the Company the equipment described in **EXHIBIT A**, attached hereto and incorporated herein (the "Purchased Assets" or "Regreen Systems"). Title to the Purchased Assets shall be transferred, in full on the date the Bill of Lading is prepared and the agreed upon payment is received by Regreen from the Buyer pursuant to the Payment Terms in **EXHIBIT B** attached hereto, Such Purchased Assets shall be shipped to the Buyer's designated international Port of Destination (Jamaica) and Installation Site as described in **EXHIBIT B** attached.

2. **Purchase Price and Payment Terms.** The purchase price ("Purchase Price") for the Purchased Assets and Services, and the payment terms ("Payment Terms") are set forth in EXHIBIT B attached hereto.

3. **Taxes**. The Company sells the Purchased Assets net of any taxes. Any changes or additions related to taxes will be covered in the specific Pro-forma Invoice generated by the Company and delivered to the Buyer. In no event, shall Regreen be responsible for any sales, use, property, gross receipts, or similar taxes levied against any party to this Agreement.

4. **Services.** To assist the Buyer in operating the Purchased Assets, The Company agrees to provide the following additional services (hereafter the "Services") besides what Buyer shall provide pursuant to the attached EXHIBIT B.

Services included in the Purchase Price

- Complete Design & Engineering of the Regreen System
- Procurement, Packing.
- Co-ordination & Project Management,
- Installation of the Regreen System and testing of the Regreen System to ensure it is in good working order.
- Training of designated qualified employees of the Buyer that includes the operation manager and others, that will be involved in the proper and efficient operation of the Purchased Assets.

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- Make related available documents and training available to the Buyer; and
- Make Regreen Warranty Policy available pursuant to the attached **EXHIBIT E**.

The Buyer to provide:

- Complete civil works including grouting, inserts, and erection work is in client scope.
- Complete utility hookup to machinery is in Buyer scope.
- Prior to installation, the Buyer should make available: the proper required electricity, natural gas, water, and concrete slab with at least 8" thickness, drainage, etc.

5. **Site Evaluation and Preparation**. At no cost or expense to the Company, the Buyer and/or the end user shall coordinate and furnish the site with permits and prepare studies, which shall include, but not be limited to power, water, concrete and enclosure for operational considerations with respect to the equipment. The Buyer or end user shall be responsible for preparing the designated Installation Site suitable for the installation and operation of the Purchased Assets. The Company shall provide the list of requirements that shall be in place by the Buyer prior to start of installation of Purchased Assets. The Company personnel shall coordinate their activities with and avoid interference with the Buyer's employees and construction contractors working to prepare the Installation Site (as hereinafter defined) for receipt of the Purchased Assets.

6. **Delivery and Assignment of the Title and Ownership**. **EXHIBIT B** attached describes the delivery and logistics and who pays for what related to the movement of the Acquired Asset from the factory to the port of departure ("Port of Departure") for shipment to the Buyer's designated destination port ("Port of Destination (Jamaica)") and from there to Installation Site.

The Company shall pay for preparing the Bill of Lading and shipping Document. The title of ownership ("Title") will pass from the Company to the Buyer, which will be reflected in the Bill of Lading after the receipt of the proper payment by the Company.

A packing slip indicating each item and item quantity shipped shall accompany every shipment. All items "not found" shall be noted and the anticipated availability of the items shall be indicated clearly on the packing list. No substitutions shall be made without prior authorization by the Buyer's designated and authorized Manager.

The Company shall make each delivery of the Purchased Assets on the date and time specified for delivery by a mutually agreed upon date by the Buyer and the Company ("Delivery Date") pursuant to **EXHIBIT B**. The Company shall promptly inform Purchaser if it becomes

apparent that it shall be unable to make (part of) the delivery on the agreed upon Delivery Date, stating the reasons and the anticipated duration of the delay. The parties shall continue working closely and keep each other updated. But, if a delay happens or is expected to happen, the Parties shall discuss in good faith to resolve issues regarding the delivery.

7. **Installation**. The Company or its assigned qualified entity shall install the Equipment at the Installation Site in accordance with the installation schedule to be provided by the Company upon execution of this Agreement and upon the Company receiving the Purchase Order and the Initial Payment. Connection to the safety switches or electrical outlets are to be provided and installed by the Buyer or End User. The Company shall be responsible for all costs associated with the installation of the Equipment except for utilities. The Buyer shall have a qualified installer install all utility connections, including but not limited to, electrical, water, gas, etc., to the equipment.

8. **Testing and Certification**. Upon completion of installation of the Equipment, the Company and the Buyer shall perform prescribed tests to determine that the Equipment is operating in conformance with the manufacture's published performance specifications for the Equipment and any other requirements agreed to by the parties (hereinafter "Specifications"), a copy of which shall be provided to the Buyer upon execution of this Agreement and payment of the Initial Payment to the Company. When End User is satisfied that the Equipment is operating in conformance with the specifications, the Company and the Buyer shall produce, document and present to End User operational verification data (hereinafter "Equipment Turnover"). In the event the Equipment or any feature or option thereof requires certification under any local laws, the Buyer will complete and file all necessary reports regarding Company's manufacture, assembly, installation, or other activity relating to the Equipment.

9. **Acceptance**. "Acceptance" of the Purchase Assets shall be deemed to occur on the date when, in the reasonable opinion of the Buyer, the Purchased Assets conform to the specifications, and has continuously operated in compliance with the specifications for thirty (30) days after Equipment Turnover. The Company shall present the Buyer with a Final Certificate of Acceptance immediately prior to the expiration of the 30th day. Final acceptance occurs when the Buyer executes and returns the signed Final Certificate of Acceptance to the Company.

Two (2) copies of operator and service instruction manuals are to be provided to the Buyer by Regreen, the latter to include electrical and mechanical schematics, and parts and current price lists.

10. Training. Prior to Acceptance of the Equipment or at such other time as the parties may mutually agree, the Company shall provide, at no cost or expense to the Buyer, training in operation of the Equipment for employees designated by the Buyer on location.

11. Equipment Warranty. The warranty provided to the Buyer by the Company with respect to the Purchased Assets is set forth in **Exhibit C** attached hereto and incorporated herein. The warranty period shall commence upon Acceptance of the Purchased Assets.

13. Parts. For a five-year period from the date hereof, the Company agrees to make available and sell to the Buyer such parts as to maintain the Equipment in good working order and to offer a maintenance program. Additionally, the Company will provide an initial spare parts kit for normal wear and tear of equipment, to be held on installation site for normal maintenance. The cost of any additional spare parts will be the responsibility of the Buyer. The list of these spare parts shall be provided by a separate pro-forma invoice by the Company after receiving the initial 50% prepayment as described in **EXHIBIT B** Payment Terms. Buyer shall pay the total amount of the spare parts at the same time the first 50% is paid by the Buyer to the Company pursuant to the **EXHIBIT B**- Payment Terms.

14. Catalog and Detailing Requirements. The Company shall furnish available up-to-date catalogs and/or the Regreen System information of current items used in manufacturing to be kept on file by the Buyer Corporate Purchasing Department.

15. Recall of Equipment. If a recall or modification of any of the equipment listed on **EXHIBIT A** is required or voluntarily recommended or required by manufacturing, the Company shall, at its sole cost and expense, immediately notify the Buyer in writing of such recall or modification; remove, package, and ship to the Company's partner's plant the affected equipment; and at no additional charge to the Buyer replace such equipment with original manufacturing replacement; which have been evaluated and accepted by the Buyer as clinically comparable.

16. New Equipment. The Company shall advise the Buyer, through its Corporate Purchasing Department of any new equipment or system that is similar to the system covered by this Agreement that the Company develops and/or receives appropriate regulatory approval to market during the term of this Agreement. This Agreement may be amended in accordance with this Agreement hereof to include any new equipment or system the Buyer desires to purchase from Regreen.

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17. **Insurance.** THE BUYER WILL BE SOLELY RESPONSIBLE FOR SETTING UP ITS OWN INSURANCE PLAN ON SITE WITH LOCAL PLANS PER LOCAL LAW.

18. **Expiration and Termination**. This Agreement shall terminate upon the occurrence of the following: i) the Buyer does not meet terms and schedule of the payment pursuant to **EXHIBIT B**; ii) the Company does not meet its schedule regarding the delivery of the Purchased Assets.

Upon termination, all outstanding payments are due and payable within 30 days.

Upon expiration or termination of this Agreement only the following shall survive the termination or expiration of this Agreement: Sections 3, 13, 18, 19, 20, 24, 27, 28, and 30.

19. **Arbitration.** Any dispute arising out of or related to this Agreement that the Parties are unable to resolve by themselves shall be settled by arbitration in Orange County, California USA, with the American Arbitration Association. The written decision of the arbitrator shall be final, conclusive, and binding on the Parties. Judgement of a monetary award or enforcement of injunctive or specific performance relief granted by the arbitrator(s) may be entered in any court having jurisdiction over the matter. Each Party shall pay its Arbitration related expenses.

20. **Confidentiality and Non-Disclosure.** Confidentiality and non-Disclosure Agreement entered by the Parties prior to executing this Agreement and is attached to this Agreement as **EXHIBIT C.**

21. **Counterparts and Severability.** Provided that all parties hereto execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Executed copies of this Agreement may be delivered by facsimile transmission or other comparable means. This Agreement shall be deemed fully executed and entered on the date of execution by the last signatory required hereby. If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

22. **Buyer's access to information.** The Buyer hereby acknowledges that the Buyer has had an opportunity to review all information it requested from Regreen relative to the Purchased Assets and Services and has had an opportunity to perform any necessary inspections, investigations or examinations of any kind or nature related to Regreen and Regreen's Purchased Assets. The Buyer is satisfied with all investigations of the same. Buyer will make qualified personnel that can be trained and be able to operate and maintain the Purchased Assets properly. The Buyer has the power, authority and financial ability to pay and assume the Purchase Price as contemplated herein; and subject to the provisions of this Agreement, the Buyer hereby takes the Purchased Assets without any further representation or warranty by Regreen or any other person

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or party and the Company hereby disclaims any representations or warranties not specifically set forth herein, including without limitation the implied warranty of merchantability or fitness for a particular purpose.

23. **Waiver.** Any waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed to be a waiver of, any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall neither be considered a waiver nor deprive that party of any right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the party to be charged therewith.

24. **Notices**. All material notices and other communications pertaining to this Agreement shall be in writing and shall be deemed duly to have been given if (i)-sent by the United State Postal Service certified mail, return receipt requested, postage prepaid or by Federal Express, United Parcel overnight carrier and (ii)-electronic copies of such notices sent by e-mail to the persons designated below.

In the case of Regreen Technologies, Inc.,

Albert Mardikian, CEO and CTO
E-mail address: Albert@RegreenTechnologies.com
Mobile: 714-401-6160

And

Regreen Accounting and Engineering
E-Mail address: Albert@RegreenTechnologies.com
Mobile: 714-401-6160

In the case of the Buyer:

Name: Kermit Harris; Title: President
E-mail address: k.harris@astraenergyinc.com
Mobile (full with country code): 248 760-7000

And also, to:

Name: Dan Claycamp; Title: Chief Operating Officer
E-mail address: d.claycamp@astraenergyinc.com
Mobile: 618-435-7011

25. **Recall Notice**: In the event of any recall notice issued by the Manufacturer, Regreen shall send such notice to the Buyer.

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26. **Benefit**. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, and administrators of the Parties, and may not be amended except by an instrument in writing signed by the Parties.

27. **Governing Law**. This Agreement and the obligation of the Parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of California.

28. **Entire Agreement.** This Agreement, the documents referenced herein, and all Exhibits hereto are intended as the complete and exclusive statement of the agreement between the Buyer and the Company with respect to the subject matter hereof, and supersede all prior agreements and negotiations related thereto.

29. **Modification**. No modification or waiver of any of the terms and conditions of this Agreement shall be valid unless it is in writing and executed with the same formality as this Agreement. No waiver of any breach or default hereunder and no failure to exercise any right created by this Agreement shall be deemed a waiver of any subsequent breach or default of a same or similar nature or a waiver of such right in the future. The Parties reserved the right to amend this agreement by an instrument in writing, executed by each of them. Any amendment, so executed, shall be valid and binding to the full extent, as though the provision of the amendment had been set forth in the agreement.

30. **Assignment**. The prior written approval of the Parties shall be required to allow a Party to assign. Regreen may assign this Agreement if Regreen goes thru M & A or to public offering. Buyer may assign the agreement, including, but not limited all warranties, to the company and/or municipality in which the Purchased Asset is placed.

31. **Effect of Headings.** All headings or other non-textual insertions contained herein are for the convenience of the reader only and shall not be construed to alter in any way the provisions of this Agreement or to provide any assistance with respect to the interpretation of such provisions.

32. **Further Assurances.** The Parties from time to time will execute and deliver such additional documents and instruments and take such additional action as may be necessary to carry out the transactions contemplated by this Agreement.

33. **Third Party Beneficiaries**. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the Parties or its assignee hereto.

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IN WITNESS WHEREOF, the Parties have signed this agreement as of the day and year first written above, and the person executing this agreement on behalf of each party represents and warrants in this agreement has been authorized by all necessary parties, is validly executed by an authorized officer or agent, and is binding upon and enforceable against each related Party in accordance with its terms.

ASTRA ENERGY INC.
(The BUYER)

By: /s/ Kermit Harris

Authorized Person: Kermit Harris

Title: President

E-mail: kharris@astraengergyinc.com
Mobile No.

REGREEN TECHNOLOGIES INC.
(The COMPANY)

By: /s/ Albert Mardikian

Authorized Person: Albert Mardikian

Title: CEO

E-mail: albert@RegreenTechnologies.com
Mobile No.

Address: 9565 Waples Street San Diego CA 92121

EXHIBIT A

PURCHASED ASSETS LIST
Regreen System-Equipment List (TBD)

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Note:

*The **Overview diagram of Regreen System and the Modules** are listed in the Table of Contents and available along with all other documents in the Table of Contents as a separate document and are available upon request from the Parties.*

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<u>EXHIBIT B</u>

PROFORMA INVOICE, PURCHASE PRICE; PAYMENT TERMS

<u>PROFORMA INVOICE</u>

<u>Note:</u>

The final Pro-forma Invoice TBD and is part of this Agreement and is on file by both Parties.

This is also one of the documents in the Table of Contents provided along with this agreement and is on file by both Parties and available upon request.

<u>PURCHASE PRICE</u>

1. **<u>Purchase Price</u>**. The Buyer shall pay to Regreen for the Purchased Assets and for all obligations specified herein, as follows:

<u>For this transaction only as an exception, this price will include the following</u>:

- **One/Multiple complete "Up to two (2) 15TPH" Regreen System(s) which density load shall be calculated at 500 kilograms per cubic meter and Generator(s) that is operated by diesel to provide the needed electricity to Regreen System: for the total sum of $ TBD.**

This includes the following only:

- Installation shall be included.
- Transportation and Insurance from the factory to the Port of Departure and from Port of Departure to Buyer designated international Port of Destination in Kingston JA.
- Documentation for shipment and insurance from Departure Port to Destination Port (Jamaica), e.g. Bill of Lading.
- Transportation from Port of Destination (Jamaica) to Installation Site will be arranged by Buyer and paid by Buyer.
- Insurance from Port of Destination (Jamaica) to Installation Site will be arranged and paid by the Buyer.
- Custom Duty, handling, brokerage charges, fees, etc. shall be paid by the Buyer.

All other fees, charges, taxes, and handling at the Port of Destination (Jamaica) shall be paid by the Buyer.

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Please note: For your information.

Regreen standard price includes only the following:

- Installation.
- Transportation and Insurance from the factory to the Port of Departure. From Port of Departure to Buyer designated international Port of Destination (Jamaica).

All other charges, fees, taxes, and insurance from Port of Destination (Jamaica) to Installation Site is paid by the Buyer.

PAYMENT TERMS

Payments shall be received by Regreen's designated bank account thru electronic bank transfer from the Buyer in accordance with the following schedule:

i) Ten Percent (10%) of the Purchase Price ("the Initial Payment") shall be payable to the Company within 180 days of execution of this Agreement subject to completion of acceptable Bond financing of this Agreement being secured by the Buyer (the "Initial Payment Date").

ii) Forty Percent (40%) of the Purchase Price shall be payable to the Company within 60 days of the Initial Payment Date subject to the Company providing the required engineered drawings and installation requirements to the Buyer.

iii) Forty (40%) of the Purchase Price shall be payable when the Purchased Assets are constructed and ready for shipping from the designated Port of Departure to the Buyer's designated Port of Destination.

iv) Ten Percent (10%) shall be payable upon completion of the installation of the Purchased Assets at the Buyer's designated site and final commissioning of the Purchased Assets.

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Purchase Order Number shall appear on all invoices submitted to the Buyer hereunder. Additional invoices will show the total Purchase Price and all the previous payments and future forecasted payment.

DELIVERY

Typical lead times and delivery:

- Upon receiving the Purchase Order **and** 50% payment of the Purchase Price. Regreen shall place and order to the manufacturing and will pay 50% advance payment to manufacturing.

- Depending on availability and work in process, the completion date of the system varies. Typically, 60 to 90 days is the cycle.
- Upon completion of the Bill of Lading and ready for shipment, it will take approximately 30 days for the transportation.

- Upon arrival at the Installation site, it will take approximately 30-60 days to complete the full installation and testing.

In summary, typically, approximately 180 days.

However, depending on many factors, the actual delivery date could be shorter.

In the case of this order, upon receipt of the deposit and/or the Initial payments and Purchase Order, the delivery time and dates will be presented to the Buyer and mutual agreement will be reached on the actual delivery dates.

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EXHIBIT C

MUTUAL NON-DISCLOSURE AGREEMENT ("NDA")

Note:

The NDA has been fully executed by both Parties and is part of this Agreement and is on file by both Parties and available upon request.

EXHIBIT D

FACILITY REQUIREMENTS LIST

Below are the requirements for the Regreen System that the Installation Site should have in place and to be rechecked and confirmed in writing to Regreen prior to beginning of installation.

1. Electrical requirement: To be sent.
2. Gas Requirements: To be sent.
3. Water: Normal Water line needed for Water holding tank.
4. Good drainage to accommodate water that is harvested from the processing of feedstock or other waste inputs. Also, for washing the systems and the facility.
5. Others: When identified or requested by the Buyer to be provide by Regreen upon execution of this Agreement and receiving the Initial Payment.

EXHIBIT E

REGREEN TECHNOLOGIES INC.

LIMITED WARRANTY POLICY

Note:

This Limited Warranty Policy is part of this Agreement and is on file by both Parties and is available upon request.

EXHIBIT F

FORM OF CERTIFICATE OF ACCEPTANCE

FINAL CERTIFICATE OF ACCEPTANCE
FOR PURCHASE OF EQUIPMENT

Dated ____________________, 2021

In compliance with the terms, conditions and provisions of the Agreement dated __, 2021 between The Buyer and Regreen Technologies, Inc., the Buyer hereby:

(a) Certifies and warrants that all equipment described in the above-referenced Agreement (the "Purchased Assets") is delivered, inspected, fully installed and operational as of the Acceptance Date, as indicated and defined below.

(b) Accepts all of the Purchased Assets for all purposes under the Agreement and all attendant documents as of this __ day of ____, 2021 (the "Acceptance Date").

ASTRA ENERGY INC.

By: ___________________________

Authorized Person: Daniel Claycamp

Title: Chief Operating Officer

E-mail: dclaycamp@astraenergyinc.com

Mobile No. 618-435-7011

Address: 9565 Waples Street San Diego, CA 92121